Exhibit 10.21

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 17, 2025 (the “Effective Date”) by and between Jan Goetgeluk (“Employee”) and Virtuix Holdings Inc., a Delaware corporation or, as applicable, one of its direct or indirect subsidiaries or Affiliates (collectively, the “Company”).

WHEREAS, Employee is currently employed by the Company, and the Company and Employee desire to set forth the terms and conditions of Employee’s continued employment with the Company in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company and Employee acknowledge that Employee has been employed by the Company prior to the date of this Agreement. This Agreement shall govern the terms and conditions of Employee’s continued employment with the Company from and after that date and shall supersede and replace any prior offer letter or employment agreement between the Company and Employee as of the Effective Date. The initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date, unless earlier terminated in accordance with Section 7. Thereafter, the Term shall automatically renew for successive one (1) year periods unless either party provides written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current Term. The period during which Employee is employed by the Company pursuant to this Agreement, including any renewal periods, is hereinafter referred to as the “Term.”

2. Employment Duties. During the Term, Employee shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Employee shall report to the Board. Employee’s primary office location shall be in Austin, Texas. Employee shall devote Employee’s full working time and attention and Employee’s best efforts to Employee’s employment and service with the Company and shall perform Employee’s services in a capacity and in a manner consistent with Employee’s position for the Company; provided that this Section 2 shall not be interpreted as prohibiting Employee from (i) managing Employee’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, or (iii) participating on boards of directors or similar bodies of non-profit organizations, in each case of (i) – (iii), so long as such activities do not, individually or in the aggregate, (A) materially interfere with the performance of Employee’s duties and responsibilities hereunder, (B) create a fiduciary conflict, or (C) result in a violation of Section 12 of this Agreement. If requested, Employee shall also serve as an executive officer and/or member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation. Employee acknowledges and agrees that Employee will comply with all Company policies.

3. Base Salary. During the Term, the Company shall pay Employee a base salary at an annual rate of $350,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.” The Base Salary shall be subject to annual review by the Board (or a duly authorized committee of the Board).

4. Annual Bonus/Long-Term Incentives.

(a) Annual Bonus. With respect to each fiscal year during the Term, Employee shall be eligible to earn an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus of forty percent (40%) of Base Salary, based upon the achievement of individual and Company performance metrics established by the Board at the beginning of each such fiscal year. Notwithstanding the foregoing, for the fiscal year ending March 31, 2026, the Annual Bonus shall be determined in accordance with the terms set forth in Exhibit A. The Annual Bonus, if any, for each fiscal year during the Term shall be paid to Employee following the approval of the Company’s audited financial statements (except with respect to the Direct Listing Bonus set forth in Exhibit A) for such fiscal year by the Board or a committee thereof, subject to Employee’s continued employment on the date of payment (except as otherwise provided herein).

(b) Equity Awards. During the Term, Employee will be eligible to participate in the Company’s 2025 Omnibus Incentive Plan (the “Plan”), as amended from time to time, subject to the terms and conditions of the Plan and any applicable award agreements. Subject to review and potential modification by the Board at the beginning of each fiscal year, Employee will be entitled to equity compensation equal to 60% of Base Salary in the form of restricted stock units of the Company’s common stock (“RSUs”), to be issued in the first month of each fiscal year. Except as otherwise provided in an applicable award agreement, the RSUs will be subject to four-year vesting with a one-year cliff (i.e., 25% of the RSUs will vest after one year of continued service from the grant date), and the remainder shall vest in equal quarterly installments thereafter.

5. Benefits. During the Term, Employee shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s senior executive employees generally, in accordance with the terms and conditions of such plans, including the eligibility and participation provisions of such plans and programs, as such plans or programs may be in effect from time to time. In addition, the Company shall pay 100% of the cost of Employee’s medical insurance premium payments under the Company’s medical insurance plan. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Employee with notice.

6. Travel and Expense Reimbursement. The Employee may from time-to-time be required to travel in connection with the performance of the Employee’s services, as determined by the Board. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder during the Term in accordance with the Company’s expense reimbursement policies and procedures.

7. Termination of Employment. The Employee’s employment during the Term may be terminated as follows:

(a) Automatically in the event of the death of Employee;

(b) At the option of the Company, by written notice to Employee or Employee’s personal representative in the event of the Disability of Employee. As used herein, the term “Disability” shall mean Employee’s inability, with or without reasonable accommodation, to perform the essential duties, responsibilities, and functions of Employee’s position with the Company as a result of any mental or physical disability or incapacity for a length of time that the Company determines is sufficient to satisfy such obligations as it may have to provide leave under applicable family and medical leave laws and/or “reasonable accommodation” under applicable federal, state or local disability laws.  Family and medical leave or disability leave provided under federal, state or local law may be unpaid as per the requirements of such laws; provided, however, that Employee shall be entitled to such payments and benefits under the Company’s vacation, sick leave or disability leave programs as per the terms of such programs.  The Company may terminate Employee’s active employment because of a Disability by giving written notice to Employee at any time effective at or within twenty (20) days after the end of the period of leave as may be required under the family and medical leave laws or under federal, state or local disability laws, but the Company shall retain Employee as an inactive employee if necessary to maintain Employee’s eligibility for any disability leave benefits.  A reassignment, reduction or elimination of the duties defined in Section 2 because of Employee’s inability to perform such duties during any period of a disability leave or during the period Employee is designated as an inactive employee, or the appointment of a temporary or permanent replacement for Employee during any disability leave, shall not constitute Good Reason under Section 9(b) below.

(c) At the option of the Company for Cause, by delivering prior written notice to Employee;

(d) At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Employee;

(e) At the option of Employee for Good Reason; or

(f) At the option of Employee without Good Reason, upon six (6) months prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice; provided, however, that in such event, the Company shall have no obligation to pay Employee any compensation or benefits for any portion of the notice period following the accelerated termination date).

For the avoidance of doubt, the expiration of the Term as a result of either party providing a timely notice of non-renewal in accordance with Section 1 shall not, in and of itself, constitute a termination by the Company without Cause or a resignation by Employee for Good Reason under this Agreement, and no severance or other termination-related benefits shall be payable solely as a result thereof.

8. Payments Upon Termination of Employment.

(a) Termination by the Company Without Cause or by Employee For Good Reason. If Employee’s employment is terminated during the Term by the Company without Cause (excluding for death or Disability) or by Employee for Good Reason, subject to Section 8(c) of this Agreement and all applicable withholdings and deductions, Employee shall be entitled to:

(i) (A) within thirty (30) days following such termination, payment of Employee’s accrued and unpaid Base Salary through the date of termination, (B) reimbursement of expenses in accordance with Section 6 of this Agreement, and (C) all other vested employee benefits in accordance with the Company’s benefit plans, programs or policies (other than severance) and as required under law;

(ii) an amount equal to Employee’s Base Salary, as in effect immediately prior to Employee’s date of termination, payable in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time for six (6) months (the “Severance Period”) following such termination, with the first payment to be made on the first regularly scheduled payroll date following the expiration of the applicable revocation period for the release of claims required in connection with such severance (as described in Section 8(c) herein), and such first payment shall include payment of any amounts that would otherwise be due prior thereto. In the event of Employee’s death during the Severance Period, any payments to be made pursuant to this Section 8(a)(ii) shall be paid to the Employee’s estate or heirs;

(iii) an amount equal to Employee’s target Annual Bonus (if any) earned for the fiscal year immediately preceding the year in which termination occurs, to the extent such bonus has been earned but not already paid out. Such amount shall be paid in a lump sum at the same time annual bonuses are paid to the Company’s senior executives generally, and in no event later than two and one-half (2.5) months following the end of the Company’s fiscal year in which the termination occurs, subject to applicable withholding and deductions;

(iv) subject to Employee’s eligibility for and timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health plan in which Employee and Employee’s eligible dependents participated immediately prior to the termination date (“COBRA Continuation Coverage”), the Company will provide Employee and Employee’s eligible dependents with COBRA Continuation Coverage and will pay for the premium costs for Employee’s (and Employee’s dependents) COBRA Continuation Coverage until the earliest of (A) the end of the Severance Period, (B) Employee becoming eligible for medical benefits from a subsequent employer, or (C) Employee otherwise becoming ineligible for COBRA; provided, that Employee shall not be entitled to receive such payment toward the premiums of COBRA Continuation Coverage if such payment is then impermissible under applicable law or would result in a penalty or additional tax on the Company (aside from standard taxes applicable to the payment of wages). For the avoidance of doubt, Employee will be responsible for the full costs for COBRA Continuation Coverage for any period during which Employee continues to receive COBRA Continuation Coverage following the periods set forth in (A) and (B).

(b) Other Terminations. If Employee’s employment is terminated (i) by the Company for Cause (as defined herein) or (ii) by Employee due to a voluntary resignation (other than for Good Reason), then Employee shall be entitled solely to receive the payments and benefits described under Section 8(a)(i) of this Agreement. If Employee’s employment is terminated due to Employee’s death or Disability, Employee’s estate or legal representatives or heirs, as applicable, shall be entitled to receive the payments and benefits described under Section 8(a)(i)-(iv) of this Agreement.

(c) Conditions to Payment. All payments and benefits due to Employee under this Section 8 which are not otherwise required by applicable law shall be payable only if Employee executes and delivers to the Company a separation agreement and general release of claims in a form provided by the Company, and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or the revocation of such release during the revocation period shall be a waiver by Employee of Employee’s right to severance (which, for the avoidance of doubt, shall not include any amounts required by law to be paid). In addition, severance shall be conditioned on Employee’s compliance with Sections 10, 11, 12 and 13 of this Agreement.

(d) No Other Severance. Employee hereby acknowledges and agrees that, other than the severance payments described in this Section 8, upon the effective date of the termination of Employee’s employment, Employee shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Employee to compensation under this Agreement shall end as of such date.

9. Definitions.

(a) “Cause” shall mean (i) Employee’s indictment for, conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation or moral turpitude, (ii) Employee’s continued failure to perform Employee’s duties hereunder or to follow the lawful direction of the Board (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty, (iii) Employee’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Employee’s duties, (iv) Employee’s material violation of the Company’s code of conduct or similar written policies, including, without limitation, the Company’s sexual harassment policy, (v) Employee’s willful misconduct unrelated to the Company or any of its Affiliates which has, or is likely to have, a material negative impact on the Company or any of its Affiliates, whether economic or reputational, (vi) Employee’s gross negligence or willful misconduct that relates to the affairs of the Company or any of its Affiliates, (vii) Employee’s acceptance of any bribe, kickback or other unlawful payment or benefit from any customers, supplier, vendor or business partner of the Company or any of its Affiliates, (viii) Employee’s engagement in any paid employment or consulting activity for, or the provision of services to, any other business, individual, or entity without the prior written consent of the Board, except as expressly permitted under this Agreement or approved in writing by the Board, or (ix) Employee’s material breach of any provision of this Agreement or of any written restrictive covenant, confidentiality, or other agreement with the Company or any of its Affiliates, which, in each case, if curable (as determined by the Board in good faith), is not cured within ten (10) days following written notice from the Company.

(b) “Good Reason” shall mean, without Employee’s prior written consent, the occurrence of any of the following events: (i) a material diminution in Employee’s duties or responsibilities that is inconsistent with Employee’s position as described herein or (ii) any material reduction in Employee’s Base Salary or target Annual Bonus opportunity (other than an across the board reduction that applies to all other senior executives of the Company); provided, that no event shall constitute Good Reason unless (A) Employee has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, and (B) Employee has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Employee for Good Reason shall be effective on the day following the expiration of such cure period.

10. Return of Company Property. Within ten (10) days following the effective date of Employee’s termination of employment for any reason, Employee or Employee’s personal representative shall return all property of the Company or any of its Affiliates in Employee’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, keys, security access cards or fobs, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

11. Resignation as Officer or Fiduciary. Upon the effective date of any termination of Employee’s employment, Employee shall be deemed to have resigned from Employee’s position and, to the extent applicable, as an officer of the Company or any of its Affiliates and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Employee’s employment, Employee shall confirm the foregoing by submitting to the Company in writing a confirmation of Employee’s resignation(s).

12. Confidentiality; Non-Solicitation; Non-Competition; Assignment of Inventions.

(a) Confidential and Proprietary Information. Employee agrees that all materials and items produced or developed by Employee for the Company Group (as defined below) or obtained by Employee from the Company Group either directly or indirectly pursuant to this Agreement, shall be and remains the property of the Company Group. Employee acknowledges that Employee will, during Employee’s association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, Confidential and Proprietary Information of the Company Group, including, without limitation, any or all of the following: business plans, practices and procedures, pricing information, sales figures, profit or loss figures, this Agreement and its terms, information relating to customers, clients, intellectual property, suppliers, technology, sources of supply and customer lists, research, technical data, trade secrets or know-how, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). Notwithstanding the foregoing, “Confidential and Proprietary Information” does not include information that is or becomes publicly available, other than information made publicly available by Employee or another person in violation of Employee’s obligations in this Section 12(a).

During Employee’s employment with the Company and at all times thereafter, Employee shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Employee’s performance of Employee’s duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company Group have released such information; provided that the provisions of this Section 12(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents in furtherance of Employee’s duties hereunder, nor to a Protected Activity as defined in Section 12(b) below. In addition, it shall not be a breach of the confidentiality obligations hereof if Employee is required by applicable law to disclose any Confidential and Proprietary Information; provided that in such case, Employee shall (i) give the Company the earliest notice possible that such disclosure is or may be required and (ii) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Employee’s employment, Employee agrees that all Confidential and Proprietary Information, directly or indirectly, in Employee’s possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within ten (10) days following such termination) be returned to the Company and will not be retained by Employee or furnished to any person, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Protected Activities. This Agreement shall not be construed or applied in a manner that limits or interferes with Employee’s right to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that employees have reason to believe is unlawful, and, without notice to or authorization of the Company, (i) to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (A) reporting a possible violation of any U.S. federal, state, or local law or regulation, (B) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (C) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law, or (ii) to engage counsel to pursue enforcement and/or interpretation of this Agreement.

Pursuant to the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures and other conduct permitted under this Section 12(b) are herein referred to as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any Confidential and Proprietary Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company, except to the extent disclosure of such privileged information to a Government Entity is permitted under applicable law, regulation or state attorney conduct rules. Additionally, this Agreement does not interfere with Employee’s right to disclose information regarding Employee’s compensation and benefits to Employee’s spouse, accountants, counsel, financial advisors and lenders with a need to know such information, it being understood that Employee will advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement.

(c) Non-Solicitation. Employee agrees that (i) for the period commencing on the Effective Date and ending on the twelve (12) month anniversary of the date on which Employee’s employment with the Company is terminated for any reason (such period shall be referred to as the “Restricted Period”), the Employee will not, without written consent of the Company directly or indirectly Solicit, recruit, induce or encourage to leave employment or association with the Company or any of its Affiliates (the “Company Group”), or to become employed by, become associated with or consult for, any Person other than the Company Group, or hire, attempt to hire, employ or engage (whether as an employee, consultant, agent, independent contractor, director, equity holder, member, manager, general or limited partner or in any other capacity), any Person who or which is or was employed or engaged by the Company Group at the time of such Solicitation, recruitment, inducement, or encouragement or the one-year period preceding such activity (each such Person, a “Specified Individual”), or (ii) during the Restricted Period, directly or indirectly induce or encourage any customer, client or supplier of the Company Group to cease to engage the services of the Company Group; provided, however, that (A) the foregoing shall not apply with respect to Employee causing to be placed any general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet or social media) that are not targeted specifically at the Company Group or its respective employees or consultants, provided that in no event shall a Specified Individual be hired or otherwise retained as a result of such general advertisement, in each case, with actual knowledge of Employee and (B) during the Employee’s employment, the Employee may not engage in the foregoing activities with respect to any Person who was employed or engaged by the Company Group at any time during the Restricted Period. “Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof. “Solicit” shall mean making any direct or indirect communication of any kind, regardless of who initiates it, or engaging in any conduct that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.

(d) Non-Competition.

(i) The Employee has had and/or will have access to and is familiar with the trade secrets related to the Restricted Business (as defined below) and the Company, and with other Confidential and Proprietary Information concerning the Restricted Business and the Company, including all (A) inventions, technology and research and development related to the Restricted Business and the Company, (B) suppliers, distributors, customers, third party payors, vendors, contractors, or other business relations, including, without limitation lists identifying such Persons, (C) products (including products under development) and services related to the Restricted Business and the Company and related costs and pricing structures, (D) accounting and business methods and practices related to the Restricted Business and the Company, and (E) similar and related Confidential and Proprietary Information and trade secrets related to the Restricted Business and the Company. The Employee acknowledges and agrees that the Company would be irreparably damaged if the Employee were to directly or indirectly provide services to any Person competing with the Restricted Business or the Company or engaging in a similar business and that such direct or indirect competition by the Employee would result in a significant loss of goodwill by the Company.

(ii) In order to protect the Confidential and Proprietary Information and goodwill of the Company and to maintain the value of the Restricted Business and for such other consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Employee hereby agrees that during the Restricted Period, the Employee will not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, (A) engage in or assist others in engaging in the Restricted Business anywhere in the world (the “Restricted Area”); (B) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, lender, employee, principal, agent, trustee or consultant; or (C) interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Company Group and any client, customer, vendor or supplier of the Company Group. However, the acquisition of up to 1% for passive investment purposes of any class of the outstanding equity, debt securities, or other equity interests of any person, corporation, partnership, or other business entity or enterprise shall not, in and of itself, be construed as a breach of this Section 12(d). “Restricted Business” means any business that develops and manufactures virtual reality (“VR”) treadmills.

(e) Nondisparagement. Employee agrees that Employee shall refrain from making, directly or indirectly, any disparaging or defamatory comments concerning the Company, any of its Affiliates, or any of the Company’s or its Affiliates’ respective businesses, products or services, or their respective current or former directors, officers, agents, partners, shareholders or employees, either publicly or privately. Notwithstanding the foregoing, any truthful statement made to comply with law or regulation or in any response to questions or other requests for information by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction over the applicable parties shall be deemed not to violate the obligations of Employee under this provision. Nothing in this Section 12(e) shall interfere with Employee’s ability to engage in Protected Activities as defined in Section 12(b) above.

(f) Inventions.

(i) Employee acknowledges and agrees that all patentable inventions that are made or conceived by Employee, solely or jointly with others, during the Term, either while performing Employee’s duties with the Company or on Employee’s own time, but only insofar as such inventions are related to Employee’s work as an employee or other service provider to the Company (the “Inventions”), shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company of all Inventions and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company and Employee will surrender them upon the termination of the Term, or upon the Company’s request. Employee hereby assigns to the Company the Inventions and all patents that may be issued thereon in any and all countries, whether prior to, during or subsequent to the Term, together with the right to file, in Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Employee will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Employee will also execute assignments to the Company (or its designee), of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to Employee from the Company but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company, and Employee agrees that the Company will be the sole owner of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity, without any further obligations to Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Employee hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Employee hereby waives any so-called “moral rights” with respect to the Inventions. Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may be issued thereon, including, without limitation, any rights that would otherwise accrue to Employee’s benefit by virtue of Employee being an employee of or other service provider to the Company.

(iii) Subject to Section 12(a) and (d) above, nothing in this Section 12(f) will restrict Employee from use of concepts, ideas or methods that are generally known by others in the industry, nor shall Employee be restricted from using the general know-how or experience obtained during employment with the Company.

(iv) Notwithstanding any other provision in this Section 12(f), “Inventions” shall not include the patents and other assets set forth on Exhibit B hereto. Employee hereby represents and warrants that the patents and other assets owned by Employee set forth on Exhibit B are not related in any way to the Company Group, except as stated therein.

(g) Duty of Loyalty. Employee acknowledges and agrees that during the Term, Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests or reputation of the Company or any member of the Company Group. In keeping with these duties, during the Term, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

(h) Relief. The parties hereto further agree that Employee’s expertise in the business of the Company is of a special, unique, unusual, extraordinary, and intellectual character, which gives Employee’s expertise a peculiar value. Consequently, Employee acknowledges and agrees that the Company Group will suffer irreparable harm from a breach of Section 12 by Employee and that money damages or the remedy at law available to the Company Group for breach of Employee’s obligations under this Agreement may be inadequate and will not be a reasonable or adequate remedy for any such breach. Therefore, in addition to any other rights or remedies that the Company Group may have at law or in equity, in the event of a breach or threatened breach of this Agreement, the Company Group shall be entitled to (without limitation) specific performance and/or temporary and permanent injunctive relief in any proceeding that may be brought to enforce any provision of this Agreement, injunctive or other equitable relief (including a restraining order) from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof, in each case, without (i) the necessity of proof of actual damage or adequacy of remedies at law, (ii) being required to post bond or other security and (iii) an award of their reasonable attorneys’ fees incurred in enforcing their rights under this Agreement. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by applicable law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Additionally, in the event of a breach or threatened breach by Employee of Section 12, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 8(a) hereunder.

(i) Reasonableness. Employee acknowledges that due to the proprietary nature of the business of the Company, Employee’s obligations under this Agreement are reasonable (including as to duration, geographical area and scope) in light of the circumstances as they exist on the date of this Agreement and in the context of the injuries likely to be sustained by the Company Group if Employee were to violate such obligations and are necessary to ensure the preservation, protection and continuity of such business, Confidential and Proprietary Information, trade secrets and goodwill of the Company Group. Employee further acknowledges that this Agreement is made in consideration of and is adequately supported by the agreement of the Company to perform its obligations under this Agreement, which Employee acknowledges constitutes good, valuable and sufficient consideration. Employee acknowledges and agrees that Employee has either reviewed the provisions of this Agreement with Employee’s legal counsel or had the opportunity to do so and willingly declined that opportunity.

(j) Tolling. In the event of any violation of the provisions of this Section 12, Employee acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13. Cooperation. From and after Employee’s termination of employment, Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, and assist and advise the Company in any investigation which may be performed by the Company, provided that the Company shall reimburse Employee for Employee’s reasonable costs and expenses and such cooperation shall not unreasonably burden Employee or unreasonably interfere with any subsequent employment that Employee may undertake. In the event Employee is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Employee’s employment by the Company, Employee will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 13 shall limit Employee’s right to engage in Protected Activities as provided in Section 12(b) above.

14. Clawback. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Employee (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise.

15. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed to have been duly given and effective: (i) when delivered in person; (ii) when sent by a nationally recognized overnight courier service (with written confirmation of delivery); (iii) when sent by certified or registered mail, return receipt requested, postage prepaid; or (iv) when transmitted by email, provided that (A) the email is sent to the recipient’s email address listed below (or as updated by written notice), and (B) no automated message is received by the sender indicating that the email was undeliverable or not successfully sent. Any such notice shall be delivered or addressed to the parties at the following addresses (or to such other address or email address as either party may designate by notice to the other in accordance with this Section 15):

If to the Company:

Virtuix Holdings Inc.
11500 Metric Blvd., Suite 430, Austin TX 78758

Attention: President

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400
Houston, TX 77002

Attention: Michael Blankenship
Email: mblankenship@winston.com

If to Employee:

At Employee’s home address as then shown in the Company’s personnel records, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. Notwithstanding anything to the contrary in this Agreement, each member of the Company Group are intended third party beneficiaries of the covenants set forth in Section 12 of this Agreement, and the parties agree that each member of the Company Group shall have the right to enforce such covenants.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, excluding any restrictive covenants which may remain in force. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Employee by any person or entity to induce Employee to enter into this Agreement other than the express terms set forth herein, and Employee is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) Employee expressly understands and agrees that although the parties hereto consider the provisions, agreements, obligations and undertakings contained in this Agreement (including the restrictions in Section 12) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Employee, such provision shall be rendered void only to the extent that such final judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Employee. In this regard, Employee hereby agrees that any court of competent jurisdiction construing this Agreement shall be empowered to reform any portion of the Restricted Area, any prohibited business activity or any time period in order to make the covenants herein binding and enforceable with respect to Employee, and to apply the provisions of this Agreement and to enforce against Employee the remaining portion of the Restricted Area, the remaining business activities, and the remaining time period as such court of competent jurisdiction determines to be reasonable and enforceable. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Employee may have against the Company Group, shall not constitute a defense to the enforcement by the Company Group of such covenants. Moreover, if any provision of this Agreement were determined not to be specifically enforceable, the Company Group shall nevertheless be entitled to seek monetary damages as a result of the breach of such provision by Employee.

(g) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its Affiliates, or any of their respective directors, officers, agents, attorneys, employees, Employees, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Employee in connection with the termination of Employee’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following the Employee’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the date of termination and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in accordance with the Company’s expense reimbursement policies and procedures, but in no event later than the end of the calendar year following the calendar year in which the Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(j) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule. Employee expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Delaware for any proceeding relating to or arising in any way from this Agreement.

(k) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(l) Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee on and after the Effective Date, enforceable in accordance with its terms. Employee hereby acknowledges and represents that Employee has had the opportunity to consult with independent legal counsel or other advisor of Employee’s choice and has done so regarding Employee’s rights and obligations under this Agreement, that Employee is entering into this Agreement knowingly, voluntarily, and of Employee’s own free will, that Employee is relying on Employee’s own judgment in doing so, and that Employee fully understands the terms and conditions contained herein.

(m) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(n) The covenants and obligations of the Company and Employee under Sections 8, 9, 10, 11, 12, 13 and 15 hereof, shall continue and survive termination of Employee’s employment and any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VIRTUIX HOLDINGS INC.

By:	/s/ David Allan
Name:	David Allan
Title:	President and Chief Operating Officer

EMPLOYEE

/s/ Jan Goetgeluk
Jan Goetgeluk

EXHIBIT A

FIRST YEAR ANNUAL BONUS

For the fiscal year ending March 31, 2026, Employee shall be eligible to receive an Annual Bonus (the “First Year Annual Bonus”) based on the achievement of performance objectives established by the Board in consultation with Employee, as follows:

1.	Direct Listing Bonus. A cash bonus of $50,000 shall be earned upon the consummation of the Company’s direct listing, payable within thirty (30) days following the first day of trading of the Company’s common stock on a national securities exchange.

2.	Revenue Performance Bonus. A cash bonus shall be earned based on the Company’s achievement of revenue for the fiscal year ending March 31, 2026, with the following payout levels:

o	If the Company achieves $3.5 million in revenue, Employee shall earn a bonus of $35,000.

o	If the Company achieves $4.0 million in revenue, Employee shall earn a bonus of $70,000.

o	If the Company achieves $4.5 million in revenue, Employee shall earn a bonus of $105,000.

o	If the Company achieves $5.0 million in revenue, Employee shall earn a bonus of $140,000.

Except as otherwise provided herein, Employee must remain employed through the date of payment to be eligible to receive any portion of the First Year Annual Bonus.

EXHIBIT B

EXCLUDED INVENTIONS

I have no inventions.

The following is a complete list of all Inventions relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Employee Signature:	Date:

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